Exhibit 99.1
Global Water Resources Reports Third Quarter 2017 Results
and Increases Monthly Dividend
Company Posts Revenue up 3.6%; EPS of $0.06

PHOENIX, AZ – November 9, 2017 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the third quarter ended September 30, 2017. All quarterly comparisons are to the same year-ago period unless otherwise noted.

Third Quarter and Year to Date 2017 Highlights and Subsequent Event

•
Total revenue for the quarter increased 3.6% to $8.5 million from $8.2 million. Growth was driven by an increase in active connections and approved rate increases, slightly offset by a decrease in water consumption partly due to higher precipitation during the quarter.

•
Total revenue for the nine months ended September 30, 2017 increased 3.6% to $23.4 million from $22.6 million. Adjusted Revenue (a non-GAAP metric, as defined below) increased $1.1 million, or 5.1%. Growth was driven by an increase in active connections, approved rate increases and an increase in water consumption.

•	Total active connections increased to 38,536 at September 30, 2017 from 37,387 at December 31, 2016. This represents a 4.1% annualized growth rate.

•	Net income totaled $1.2 million, or $0.06 per share, and $1.8 million, or $0.09 per share, for the three and nine months ended September 30, 2017, respectively.

•
Adjusted EBITDA (a non-GAAP metric, as defined below) was up $157,000, or 3.2%, to $5.1 million from $5.0 million in the third quarter of 2017 compared to the prior year. Adjusted EBITDA was up $1.4 million, or 13.2%, to $12.4 million from $10.9 million for the nine months ended September 30, 2017 compared to the prior year.

•	Cash and cash equivalents totaled $7.8 million at September 30, 2017.

•
Approval for a one-year extension to defer the tax liability on the Valencia condemnation received from the Internal Revenue Service, specific to investments towards similar or related in use or service assets within existing utilities.

•
Global Water increased its dividend 2.5% to $0.283500 on an annualized basis from $0.27672. This equates to a monthly dividend of $0.023625. The first dividend at the new monthly rate will be paid on December 29, 2017 to holders of record on December 15, 2017.

Management Commentary

“During Q3, we saw continued growth in revenue and Adjusted EBITDA,” said Global Water Resources' president and CEO, Ron Fleming. “We received approval from the IRS for a one-year extension to defer the tax liability on the Valencia condemnation through the end of 2018, specific to investments towards similar or related in use assets within existing utilities. Although most of the accelerated capital improvements will be completed by the end of 2017, we will also receive a deferral for any capital improvements completed in 2018.

“These expenditures represent investments that we expect to increase revenue, reduce expenses, and build our rate base, while deferring the Valencia tax liability by approximately 38% for each offsetting investment. We also believe that prudent capital improvements in our existing utilities enhance the level of service we provide to our customers and supports the growth of the communities we serve.

“Through the remainder of the year, we expect to see continued top-line and bottom-line expansion driven by organic growth in new connections and increased rates. We also see future potential growth from our acquisition strategy, as we continue to pursue accretive acquisitions with consolidation benefits that also defer the Valencia tax liability.”

Financial Summary

Total Revenue
Total revenues in the third quarter of 2017 increased $0.3 million, or 3.6%, to $8.5 million compared to $8.2 million for the same period in 2016. The increase in revenue was primarily attributed to a 4.1% increase in active connections and the approved increase in rates, slightly offset by a decrease in consumption partly due to higher precipitation in the quarter.

Total revenues for the nine months ended September 30, 2017 increased $0.8 million, or 3.6%, to $23.4 million compared to $22.6 million for the same period in 2016. Adjusted Revenue increased $1.1 million, or 5.1%, to $23.4 million for the nine months ended September 30, 2017 compared to $22.3 million for the same period in 2016. The increase in Adjusted Revenue was primarily attributed to a 4.1% increase in active connections, increased consumption, and the approved increase in rates.

Operating Expenses
Total operating expenses increased $0.4 million, or 7.0%, to $5.7 million in the third quarter of 2017 compared to $5.3 million for the same period in 2016, due to an increase in general and administrative expenses and depreciation, which was partially offset by a reduction in operations and maintenance-related party costs.

Total operating expenses increased 0.4% to $17.8 million for the nine months ended September 30, 2017 compared to $17.7 million for the same period in 2016. The increase was due primarily to an increase in depreciation and general and administrative expenses, which was partially offset by the decreases in operations and maintenance-related party costs.

Other Income and Expense
Total other expense remained consistent at $0.8 million for the third quarters of 2017 and 2016.

Total other expense decreased $6.2 million, or 70.6%, to $2.6 million for the nine months ended September 30, 2017 compared to $8.8 million in the same period in 2016. The $6.2 million improvement was primarily attributed to a decrease in interest expense of $6.7 million combined with a $0.3 million increase in the Valencia earnout and a $0.2 million decrease in loss on equity method investment. The decrease in other expense was partially offset by a $954,000 one-time gain recorded in the nine months ended September 30, 2016 for the early pay off of the Sonoran acquisition liability.

Net Income (Loss)
Net income totaled $1.2 million, or $0.06 per share, in the third quarter of 2017, compared to $1.3 million in the third quarter of 2016. The $0.1 million decrease was primarily attributed to an increase in operating expenses, which was partially offset by an increase in revenues.

Net income totaled $1.8 million, or $0.09 per share, for the nine months ended September 30, 2017, compared to net loss of $2.6 million in the same period in 2016. The $4.4 million improvement was primarily attributed to a reduction of interest expense of $6.7 million, an increase in operating income of $0.7 million, and an increase in the Valencia earnout of $0.3 million, which were partially offset by an increase in income taxes of $2.6 million. Additionally, net income for the nine months ended September 30, 2016 included a $954,000 gain on the settlement of the Sonoran acquisition liability.

Adjusted EBITDA
Adjusted EBITDA increased $0.2 million, or 3.2%, to $5.1 million in the third quarter of 2017, compared to $5.0 million in the same period in 2016. The increase was primarily due to organic connection growth, higher rates, reduced contract costs, and increased earnout related to the Valencia condemnation, partially offset by an increase in deferred compensation and professional fees.

Adjusted EBITDA increased $1.4 million, or 13.2%, to $12.4 million in the nine months ended September 30, 2017, compared to $10.9 million in the same period in 2016. The increase was primarily due to organic connection growth, higher rates, reduced contract costs, reduced deferred compensation, and increased growth premium receipts related to the Valencia condemnation, partially offset by an increase in professional fees, US public company expense, and franchise taxes.

Dividend Policy
The company declared a monthly cash dividend of $0.023625 per common share (or $0.283500 per share on an annualized basis), which will be payable on December 29, 2017 to holders of record at the close of business on December 15, 2017.

Business Outlook
Global Water's immediate growth strategy for its regulated water, wastewater, and recycled water business is driven by increased service connections, continued operating efficiencies, and utility rate increases approved by the Arizona Corporation Commission. Global Water will also focus more on its original mission of aggregating water and wastewater utilities, allowing its customers and the company to realize the benefits of consolidation, regionalization, and environmental stewardship.

Connection Rates
As of September 30, 2017, active service connections increased by 1,527 to 38,536, compared to 37,009 at September 30, 2016. This represents an increase of 4.1%. As of September 30, 2017, the vacancy rate was at 1.6% after reaching a peak of 11.2% in February 2009.

Arizona’s Growth Corridor: Positive Population Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. Its population has increased throughout 2015 and 2016, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 4.9 million by 2020, representing a 15% increase from 2016 census estimates, and 6.8 million by 2040.

According to the W.P. Carey School of Business Greater Phoenix Blue Chip Real Estate Consensus panel, most sectors of real estate are expected to experience improved occupancy and growth. For Maricopa County and Pinal County combined, the W.P. Carey School of Business, using U.S. Census data, reported that single family housing permits grew 10% to 18,456 in 2016 compared to 2015. The panel forecasts nearly 22,000 permits in 2017, an increase of approximately 19%. Permits for 2018 are forecasted to increase to nearly 25,000 permits. Permits for 2019 are forecasted to increase to over 26,000 permits. In the City of Maricopa, where Global Water has its largest water and wastewater utilities, the Home Builders Association of Central Arizona reports that permits are up 77% year over year.

The company believes this growth rate, combined with four additional years of rate increase phase-ins, creates an opportunity for Global Water to meaningfully increase its active connections and revenues for the foreseeable future.

Conference Call
Global Water Resources will hold a conference call to discuss its third quarter of 2017 results later today, followed by a question and answer period.

Date: Thursday, November 9, 2017
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-778-331-2160

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through November 23, 2017.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10003705

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates nine utility companies which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures
This press release contains references to "EBITDA", Adjusted EBITDA, and Adjusted Revenue. EBITDA is defined for the purposes of this press release as net income or loss before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors; and (iii) equity method investment. Adjusted Revenue is defined as Revenue excluding Willow Valley water revenue. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our systems. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA and Adjusted Revenue are also presented because management believes that they provide our investors measures of our recurring core business. However, EBITDA, Adjusted EBITDA, and Adjusted Revenue are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”) and do not have a standardized meaning prescribed by GAAP. Therefore, EBITDA, Adjusted EBITDA, and Adjusted Revenue may not be comparable to similar measures presented by other issuers. Investors are cautioned that non-GAAP measures, such as EBITDA, Adjusted EBITDA, and Adjusted Revenue should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss) and Adjusted Revenue to revenue, the most comparable GAAP measures, are included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the Company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning, future net income growth, our strategy, acquisition plans, our dividend policy, trends relating to population growth, active connections, regulated revenue, housing permit projections, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2016 which was filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both, CMA
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	285,623	273,366
Less accumulated depreciation	(73,786)	(72,877)
Net property, plant and equipment	211,837	200,489
CURRENT ASSETS:
Cash and cash equivalents	7,838	20,498
Accounts receivable — net	1,588	1,471
Due from affiliates	494	333
Accrued revenue	1,886	1,619
Prepaid expenses and other current assets	914	819
Total current assets	12,720	24,740
OTHER ASSETS:
Intangible assets — net	12,772	12,772
Regulatory asset	27	110
Bond service fund and other restricted cash	440	228
Equity method investment	375	480
Total other assets	13,614	13,590
TOTAL ASSETS	238,171	238,819
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	241	1,791
Accrued expenses	8,827	7,602
Deferred revenue	2	1
Customer and meter deposits	1,401	1,482
Long-term debt and capital leases — current portion	8	25
Total current liabilities	10,479	10,901
NONCURRENT LIABILITIES:
Long-term debt and capital leases	114,355	114,317
Deferred regulatory gain - ICFA	19,739	19,740
Regulatory liability	7,859	7,859
Advances in aid of construction	62,263	61,996
Contributions in aid of construction — net	4,433	4,585
Deferred income tax liabilities, net	3,719	2,585
Acquisition liability	934	934
Other noncurrent liabilities	1,005	913
Total noncurrent liabilities	214,307	212,929
Total liabilities	224,786	223,830
Commitments and contingencies (see Note 13)
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 19,631,266 and 19,581,266 shares issued as of September 30, 2017 and December 31, 2016, respectively	196	196
Paid in capital	15,547	18,968
Accumulated deficit	(2,358)	(4,175)
Total shareholders' equity	13,385	14,989
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	238,171	238,819

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUES:
Water services	4,165	$4,067	$10,847	$10,703
Wastewater and recycled water services	4,284	4,093	12,502	11,822
Unregulated revenues	23	20	59	60
Total revenues	8,472	8,180	23,408	22,585

OPERATING EXPENSES:
Operations and maintenance	1,574	1,561	4,499	4,769
Operations and maintenance - related party	366	467	1,091	1,403
General and administrative	2,012	1,741	7,031	6,788
Depreciation	1,710	1,524	5,164	4,751
Total operating expenses	5,662	5,293	17,785	17,711
OPERATING INCOME	2,810	2,887	5,623	4,874

OTHER INCOME (EXPENSE):
Interest income	4	5	14	12
Interest expense	(1,272)	(1,315)	(3,889)	(10,595)
Other	439	436	1,127	1,866
Other - related party	(12)	72	169	(70)
Total other expense	(841)	(802)	(2,579)	(8,787)

INCOME (LOSS) BEFORE INCOME TAXES	1,969	2,085	3,044	(3,913)
INCOME TAX (EXPENSE) BENEFIT	(766)	(800)	(1,227)	1,353
NET INCOME (LOSS)	$1,203	$1,285	$1,817	$(2,560)

Basic earnings (loss) per common share	$0.06	$0.07	$0.09	$(0.13)
Diluted earnings (loss) per common share	$0.06	$0.07	$0.09	$(0.13)
Dividends declared per common share	$0.07	$0.07	$0.21	$0.20

Weighted average number of common shares used in the determination of:
Basic	19,617,951	19,581,266	19,596,467	19,000,566
Diluted	19,667,141	19,610,604	19,632,196	19,000,566

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,817	$(2,560)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred compensation	1,229	1,470
Depreciation	5,164	4,751
Write-off of debt issuance costs	—	2,165
Amortization of deferred debt issuance costs and discounts	33	417
Loss on sale of Willow Valley	—	54
Loss on equity investment	106	333
Other (gains) and losses	17	(966)
Provision for doubtful accounts receivable	87	45
Deferred income tax expense (benefit)	1,134	(1,618)
Changes in assets and liabilities, net of acquisition related purchase accounting adjustments:
Accounts receivable	(197)	(422)
Other current assets	(523)	(981)
Accounts payable and other current liabilities	(635)	(627)
Other noncurrent assets	80	91
Other noncurrent liabilities	(32)	16
Net cash provided by operating activities	8,280	2,168

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(16,602)	(4,513)
Proceeds from the sale of Willow Valley	—	2,254
(Deposits) withdrawals of restricted cash, net	(212)	119
Other cash flows from investing activities	—	13
Net cash used in investing activities	(16,814)	(2,127)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(4,012)	(3,734)
Advances in aid of construction	435	234
Proceeds from stock option exercise	375	—
Principal payments under capital lease	(80)	(108)
Refunds of advances for construction	(844)	(783)
Loan borrowings	—	115,000
Repayments of bond debt	—	(106,695)
Proceeds withdrawn from bond service fund	—	8,825
Proceeds from sale of stock	—	8,372
Payment of Sonoran acquisition liability	—	(2,800)
Debt issuance costs paid	—	(760)
Payments of offering costs for sale of stock	—	(2,823)
Net cash provided by (used in) financing activities	(4,126)	14,728
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(12,660)	14,769
CASH AND CASH EQUIVALENTS — Beginning of period	20,498	11,513
CASH AND CASH EQUIVALENTS – End of period	7,838	26,282

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2017 and 2016 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Income (Loss)	$1,203	$1,285	$1,817	$(2,560)
Income tax expense (benefit)	766	800	1,227	(1,353)
Interest income	(4)	(5)	(14)	(12)
Interest expense	1,272	1,315	3,889	10,595
Depreciation	1,710	1,524	5,164	4,751
EBITDA	4,947	4,919	12,083	11,421
Board option expense	43	43	130	62
Management option expense	44	—	44	—
Equity investment loss	100	15	105	333
Loss on sale of Willow Valley	—	—	—	54
Gain on sale of Sonoran	—	—	—	(954)
EBITDA Adjustments	187	58	279	(505)
Adjusted EBITDA	$5,134	$4,977	$12,362	$10,916

Reconciliation of Total Revenues to Adjusted Revenue
A reconciliation of total revenues to Adjusted Revenue for the nine months ended September 30, 2017 and 2016 is as follows (in thousands):

	Nine Months Ended September 30,
	2017	2016	Change	% Change
	(in thousands)
Water services	$10,847	$10,703	$144	1.3%
Wastewater and recycled water services	12,502	11,822	680	5.8%
Unregulated revenues	59	60	(1)	(1.7%)
Total revenues	$23,408	$22,585	$823	3.6%
Willow Valley water revenue	—	(306)	306	(100.0%)
Adjusted Revenue	$23,408	$22,279	$1,129	5.1%